                                                                 EXHIBIT 2.2


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             i2 TECHNOLOGIES, INC.,

                          OSC ACQUISITION CORPORATION

                                      AND

                          OPTIMAX SYSTEMS CORPORATION



                                  May 15, 1997

                               TABLE OF CONTENTS


                                                                                            Page
ARTICLE I - THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.1     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.2     Closing; Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.3     Effect of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.4     Certificate of Incorporation; Bylaws . . . . . . . . . . . . . . . . . . .    2
         1.5     Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.6     Effect on Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . .    3
         1.7     Surrender of Certificates  . . . . . . . . . . . . . . . . . . . . . . . .    5
         1.8     No Further Ownership Rights in Target Capital Stock  . . . . . . . . . . .    7
         1.9     Lost, Stolen or Destroyed Certificates . . . . . . . . . . . . . . . . . .    7
         1.10    Tax and Accounting Consequences  . . . . . . . . . . . . . . . . . . . . .    7
         1.11    Exemption from Registration. . . . . . . . . . . . . . . . . . . . . . . .    7
         1.12    Taking of Necessary Action; Further Action . . . . . . . . . . . . . . . .    7

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF TARGET . . . . . . . . . . . . . . . . . . .    8
         2.1     Organization, Standing and Power . . . . . . . . . . . . . . . . . . . . .    8
         2.2     Capital Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         2.3     Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         2.4     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         2.5     Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . .   10
         2.6     Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . .   11
         2.7     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         2.8     Restrictions on Business Activities  . . . . . . . . . . . . . . . . . . .   11
         2.9     Governmental Authorization . . . . . . . . . . . . . . . . . . . . . . . .   11
         2.10    Title to Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         2.11    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         2.12    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         2.13    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         2.14    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         2.15    Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         2.16    Interested Party Transactions  . . . . . . . . . . . . . . . . . . . . . .   18
         2.17    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         2.18    Compliance With Laws . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         2.19    Minute Books . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         2.20    Complete Copies of Materials . . . . . . . . . . . . . . . . . . . . . . .   19
         2.21    Pooling of Interests . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         2.22    Brokers' and Finders' Fees . . . . . . . . . . . . . . . . . . . . . . . .   19
         2.23    Affiliate and Stockholder Agreements . . . . . . . . . . . . . . . . . . .   19
         2.24    Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19


                                       i.

         2.25    Board Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         2.26    Section 203 of the DGCL Not Applicable . . . . . . . . . . . . . . . . . .   20
         2.27    Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         2.28    Customers and Suppliers  . . . . . . . . . . . . . . . . . . . . . . . . .   20
         2.29    Preliminary Pooling Letter . . . . . . . . . . . . . . . . . . . . . . . .   20
         2.30    Representations Complete . . . . . . . . . . . . . . . . . . . . . . . . .   20

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB . . . . . . . . . .   21
         3.1     Organization, Standing and Power . . . . . . . . . . . . . . . . . . . . .   21
         3.2     Capital Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         3.3     Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         3.4     SEC Documents; Financial Statements  . . . . . . . . . . . . . . . . . . .   22
         3.5     Pooling of Interests . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         3.6     Preliminary Pooling Letter . . . . . . . . . . . . . . . . . . . . . . . .   23

ARTICLE IV - CONDUCT PRIOR TO THE EFFECTIVE TIME  . . . . . . . . . . . . . . . . . . . . .   24
         4.1     Conduct of Business of Target and Acquiror . . . . . . . . . . . . . . . .   24
         4.2     Conduct of Business of Target  . . . . . . . . . . . . . . . . . . . . . .   25
         4.3     No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

ARTICLE V - ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         5.1     Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         5.2     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         5.3     Public Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         5.4     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         5.5     Pooling Accounting . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         5.6     Affiliate and Stockholder Agreements . . . . . . . . . . . . . . . . . . .   28
         5.7     FIRPTA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         5.8     Legal Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         5.9     Blue Sky Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         5.10    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         5.11    Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         5.12    Form S-8 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         5.13    Stockholder's Representation Agreements  . . . . . . . . . . . . . . . . .   30
         5.14    Listing of Additional Shares . . . . . . . . . . . . . . . . . . . . . . .   31
         5.15    Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         5.16    Pooling Letters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         5.17    Reorganization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         5.18    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         5.19    Reasonable Commercial Efforts and Further Assurances . . . . . . . . . . .   31

ARTICLE VI - CONDITIONS TO THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         6.1     Conditions to Obligations of Each Party to Effect the Merger . . . . . . .   32





                                      ii.

         6.2     Additional Conditions to Obligations of Target . . . . . . . . . . . . . .   33
         6.3     Additional Conditions to the Obligations of Acquiror and Merger Sub  . . .   34

ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER . . . . . . . . . . . . . . . . . . . . . .   36
         7.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         7.2     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         7.3     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         7.4     Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         7.5     Extension; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

ARTICLE VIII - ESCROW AND INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . .   38
         8.1     Escrow Fund. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         8.2     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         8.3     Damage Thresholds. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         8.4     Escrow Period. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         8.5     Claims upon Escrow Fund. . . . . . . . . . . . . . . . . . . . . . . . . .   39
         8.6     Objections to Claims.  . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         8.7     Resolution of Conflicts; Arbitration.  . . . . . . . . . . . . . . . . . .   40
         8.8     Stockholders' Agent. . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         8.9     Actions of the Stockholders' Agent.  . . . . . . . . . . . . . . . . . . .   42
         8.10    Third-Party Claims.  . . . . . . . . . . . . . . . . . . . . . . . . . . .   42

ARTICLE IX - GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         9.1     Survival at Effective Time . . . . . . . . . . . . . . . . . . . . . . . .   42
         9.2     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         9.3     Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
         9.4     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
         9.5     Entire Agreement; Nonassignability; Parties in Interest  . . . . . . . . .   44
         9.6     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
         9.7     Remedies Cumulative  . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
         9.8     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
         9.9     Rules of Construction  . . . . . . . . . . . . . . . . . . . . . . . . . .   45


SCHEDULES

Target Disclosure Schedule
Acquiror Disclosure Schedule

Schedule 2.2              -       Target Stockholders
Schedule 2.10             -       Target Real Property
Schedule 2.11             -       Target Intellectual Property
Schedule 2.14             -       Target Employee Plans





                                      iii.

Schedule 2.20             -       Target Material Agreements
Schedule 5.6(a)           -       Target Affiliates
Schedule 5.6(b)           -       Acquiror Affiliates
Schedule 5.10             -       Holders of Outstanding Target Options
Schedule 5.15             -       Target Employees
Schedule 6.3(c)           -       Target Third-Party Consents


EXHIBITS

Exhibit A                 -       Certificate of Merger
Exhibit B                 -       Affiliate and Stockholder Agreement
Exhibit C                 -       Acquiror Affiliate Agreement
Exhibit D                 -       FIRPTA Notice
Exhibit E                 -       Escrow Agreement
Exhibit F                 -       Stockholder's Representation Agreement
Exhibit G                 -       Acquiror's Legal opinion
Exhibit H                 -       Registration Rights Agreement
Exhibit I                 -       Target's Legal opinion
Exhibit J                 -       Indemnification Agreement





                                      iv.

                             INDEX OF DEFINED TERMS

The following index of defined terms is provided for convenience of reference only:

 Term                                                  Location
 ----                                                  --------
 Acquiror                                              Page 1

 Acquiror Affiliate Agreement                          Section 5.8(b)

 Acquiror Common Stock                                 Page 1

 Acquiror Disclosure Schedule                          Page 22

 Acquiror Financial Statements                         Section 3.4

 Acquiror SEC Documents                                Section 3.4

 Acquiror Stock Option Plan                            Section 3.2

 Affiliate and Stockholder Agreements                  Section 2.24

 Affiliates                                            Section 2.24

 Agreement                                             Page 1

 Certificate of Merger                                 Section 1.2

 Certificates                                          Section 1.7(a)

 Closing                                               Section 1.2

 Closing Date                                          Section 1.2

 Closing Price                                         Section 1.6(f)

 COBRA                                                 Section 2.14(d)

 Code                                                  Page 1

 Confidential Information                              Section 2.11(g)

 Confidentiality Agreement                             Section 5.4

 DGCL                                                  Section 1.1

 Dissenting Shares                                     Section 1.6(a)(i)

 Dissenting Stockholder                                Section 1.6(g)

 Effective Time                                        Section 1.2

 Environmental and Safety Laws                         Section 2.12(a)(i)





                                       v.

 Term                                                  Location
 ----                                                  --------
 ERISA                                                 Section 2.14(a)

 ERISA Affiliate                                       Section 2.14(a)

 Escrow Agent                                          Section 8.1

 Escrow Agreement                                      Section 5.14

 Escrow Fund                                           Section 1.7(a)

 Escrow Shares                                         Section 8.1

 Exchange Act                                          Section 3.4

 Exchange Agent                                        Section 1.7(b)

 Exchange Ratio                                        Section 1.6(a)(i)

 Facilities                                            Section 2.12(a)(iv)

 FIRPTA                                                Section 5.10

 Governmental Entity                                   Section 2.3

 Hazardous Materials                                   Section 2.12(a)(ii)

 Indemnified Persons or Indemnified Persons            Section 8.2(a)

 Intellectual Property                                 Section 2.11(a)

 Irrevocable Proxies                                   Section 2.24

 knowledge                                             Page 8

 material                                              Page 8

 Material Adverse Effect                               Page 8

 Merger                                                Page 1

 Merger Sub                                            Page 1

 Merger Sub Common Stock                               Section 1.6(d)

 multiemployer plan                                    Section 2.14(c)

 NASD                                                  Section 3.3

 Officer's Certificate                                 Section 8.5(a)

 PCBs                                                  Section 2.12(b)

 prohibited transaction                                Section 2.14(c)

 Property                                              Section 2.12(a)(iii)





                                      vi.

 Term                                                  Location
 ----                                                  --------
 reorganization                                        Section 5.20

 reportable event                                      Section 2.14(c)

 SEC                                                   Section 3.3

 Securities Act                                        Section 1.11

 Series A Preferred                                    Section 2.2

 Stockholder's Representation Agreement                Section 5.16

 Stockholders' Agent                                   Section 8.8(a)

 Superseding Documents                                 Section 2.31

 Surviving Corporation                                 Section 1.1

 Takeover Proposal                                     Section 4.3

 Target                                                Page 1

 Target Authorizations                                 Section 2.9

 Target Capital Stock                                  Page 1

 Target Common Stock                                   Section 1.6(a)

 Target Disclosure Schedule                            Page 8

 Target Employee Plans                                 Section 2.14(a)

 Target Options                                        Section 1.6(a)

 Target Preferred Stock                                Section 1.6(a)(ii)

 Target Stock Option Plan                              Section 1.6(c)

 Tax Authority                                         Section 2.13

 Tax Return                                            Section 2.13

 Tax, Taxes and Taxable                                Section 2.13

 THIRD PARTY INTELLECTUAL PROPERTY RIGHTS              Section 2.11(b)





                                      vii.

                          AGREEMENT AND PLAN OF MERGER


                 This AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of May 15, 1997, by and among i2 Technologies, Inc., a Delaware corporation ("Acquiror"), OSC Acquisition Corporation, a Delaware corporation ("Merger Sub") and wholly owned subsidiary of Acquiror, and Optimax Systems Corporation, a Delaware corporation ("Target").

                                    RECITALS

                 A. The Boards of Directors of Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies that Target and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Target (the "Merger") and, in furtherance thereof, have approved the Merger.

                 B. Pursuant to the Merger, among other things, the outstanding shares of Target capital stock, ("Target Capital Stock") shall be converted into shares of Acquiror common stock, par value $0.00025 per share ("Acquiror Common Stock"), at the rate set forth herein.

                 C. Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

                 D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

                 E. The parties intend to cause the Merger to be accounted for as a "pooling of interests" pursuant to APB Opinion No. 16, related interpretations and technical bulletins issued by the Financial Accounting Standards Board ("FASB") and positions set forth by the FASB Emerging Issues Task Force.

                 NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:





                                       1.

                                   ARTICLE I

                                   THE MERGER

                 1.1      The Merger. At the Effective Time (as defined in
Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation. Target as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

                 1.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VI hereof (which the parties anticipate to be May 15, 1997) or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of Brobeck, Phleger & Harrison LLP, 1633 Broadway, 47th Floor, New York, New York, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger attached hereto as Exhibit A (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL (the time of such filing being the "Effective Time").

                 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                 1.4      Certificate of Incorporation; Bylaws.

                          (a)     At the Effective Time, the Certificate of
Incorporation of Target, as in effect immediately prior to the Effective Time and as amended by the Certificate of Merger, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such Certificate of Incorporation.

                          (b)     The Bylaws of Target, as in effect
immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

                 1.5 Directors and Officers. At the Effective Time, the directors of Merger Sub, as in effect immediately prior to the Effective Time, shall be the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of Merger Sub, as in effect immediately prior to the Effective Time,





                                       2.

shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

                 1.6 Effect on Capital Stock. By virtue of the Merger and without any action on the part of Merger Sub, Target or the holders of any of the following securities:

                          (a)     Conversion of Target Capital Stock. The
maximum number of shares of Acquiror Common Stock to be issued (including Acquiror Common Stock to be reserved for issuance upon exercise of options ("Target Options") to purchase shares of Target common stock, par value $0.001 per share ("Target Common Stock"), assumed by Acquiror) in exchange for the acquisition by Merger Sub of all outstanding Target Capital Stock and all unexpired and unexercised options to acquire Target Capital Stock shall be 1,372,618 shares of Acquiror Common Stock, reduced as a result of any Dissenting Shares (as defined below). Subject to the terms and conditions of this Agreement and the Certificate of Merger as of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Target Capital Stock:

                          (i) At the Effective Time, each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 1.6(b) and shares, if any, held by persons who have not voted such shares for approval of the Merger and with respect to which such persons shall become entitled to exercise appraisal rights in accordance with Section 262 of the DGCL ("Dissenting Shares")) shall be converted into the right to receive 0.202833 of a share of Acquiror Common Stock (the "Exchange Ratio").

                          (ii) At the Effective Time, each share of Target Preferred Stock, par value $0.01 per share ("Target Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 1.6(b) and Dissenting Shares, if any shall be converted into the right to receive 1,014.165869 shares of Acquiror Common Stock.

                          (iii) Based upon Target's capitalization as set forth in Section 2.2 hereof, all shares of Target Capital Stock issued and outstanding at the Effective Time (other than shares to be cancelled pursuant to Section 1.6(b) and Dissenting Shares, if any) shall be converted into the right to receive, without any action on the part of the holders thereof, an aggregate of 1,372,618 shares of Acquiror Common Stock less:

                                  (1)      such number of shares of Acquiror
                          Common Stock as shall be issued or reserved for issuance by Acquiror with respect to Target Options which are assumed by Acquiror pursuant to Section
                          5.10 below; and





                                       3.

                                  (2)      such number of shares of Acquiror
                          Common Stock as would be otherwise issuable upon the conversion and exchange of Dissenting Shares; and

                                  (3)      any adjustment required pursuant to
                          Article VIII hereof.

                          (b)     Cancellation of Target Capital Stock Owned by
Acquiror or Target. At the Effective Time, all shares of Target Capital Stock that are owned by Target as treasury stock, each share of Target Capital Stock owned by Acquiror or any direct or indirect wholly owned subsidiary of Acquiror or of Target immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                          (c)     Target Stock Option Plans. At the Effective
Time, the Target Stock Option Plan, as amended (the "Target Stock Option Plan"), and all options to purchase Target Common Stock then outstanding under the Target Stock Option Plan shall be assumed by Acquiror in accordance with
Section 5.10.

                          (d)     Capital Stock of Merger Sub. At the Effective
Time, each share of common stock of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

                          (e)     Adjustments to Exchange Ratio. The Exchange
Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock or Target Capital Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock or Target Capital Stock occurring after the date hereof and prior to the Effective Time.

                          (f)     Fractional Shares. No fraction of a share of
Acquiror Common Stock will be issued, but in lieu thereof each holder of shares of Target Capital Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing "sale" price of a share of Acquiror Common Stock for the 15 most recent days that Acquiror Common Stock has traded ending on May 13, 1997, as reported on the Nasdaq National Market (the "Closing Price").

                          (g)     Dissenters' Rights. Any Dissenting Shares
shall not be converted into Acquiror Common Stock but shall instead be converted into the right to receive such





                                       4.

consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL. Target agrees that, except with the prior written consent of Acquiror, or as required under the DGCL, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares (a "Dissenting Stockholder") who, pursuant to the provisions of the DGCL, becomes entitled to payment of the fair value for shares of Target Capital Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Acquiror shall issue and deliver, upon surrender by such stockholder of certificate or certificates representing shares of Target Capital Stock, the number of shares of Acquiror Common Stock to which such stockholder would otherwise be entitled under this Section 1.6 and the Certificate of Merger less the number of shares allocable to such stockholder that have been deposited in the Escrow Fund (as defined below) in respect of such shares of Acquiror Common Stock pursuant to
Section 1.7(c) and Article VIII hereof.

                 1.7      Surrender of Certificates.

                          (a)     Delivery of Acquiror Common Stock and Cash at
Closing. At the Closing, Acquiror shall deliver to the Stockholders' Agent (as defined in Article VIII hereof), on behalf of each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Target Capital Stock, whose shares were converted into the right to receive shares of Acquiror Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.6, (i) a certificate evidencing the shares of Acquiror Common Stock issuable pursuant to
Section 1.6(a) in exchange for shares of Target Capital Stock outstanding immediately prior to the Effective Time less the number of shares of Acquiror Common Stock to be deposited into an escrow fund (the "Escrow Fund") pursuant to the requirements of Article VIII and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(e). At the Closing, and subject to and in accordance with the provisions of Article VIII hereof, Acquiror shall cause to be distributed to the Escrow Agent (as defined in Article VIII hereof) a certificate or certificates representing 126,601 shares of Acquiror Common Stock which shall be registered in the name of the Escrow Agent as nominee for the holders of Certificates cancelled pursuant to this Section 1.7. Such shares shall be beneficially owned by such holders and shall be held in escrow and shall be available to compensate Acquiror for certain damages as provided in Article VIII. To the extent not used for such purposes, such shares shall be released, all as provided in
Article VIII hereof.

                          (b)     Post-Closing Exchange Procedures. Promptly
after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a Certificate not exchanged for Acquiror Common Stock (and cash in lieu of fractional shares) at the Closing (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by such person designated by Acquiror to act as exchange agent in the Merger (the





                                       5.

"Exchange Agent"), and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquiror Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Acquiror Common Stock less the number of shares of Acquiror Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Article VIII hereof and payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Target Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Acquiror Common Stock into which such shares of Target Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

                          (c)     Distributions With Respect to Unexchanged
Shares. No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(c)) with respect to such shares of Acquiror Common Stock.

                          (d)     Transfers of Ownership. If any certificate
for shares of Acquiror Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

                          (e)     No Liability. Notwithstanding anything to the
contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.





                                       6.

                          (f)     Dissenting Shares. The provisions of this
Section 1.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 1.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the number of shares of Acquiror Common Stock to which such holder is entitled pursuant to Section 1.6 hereof.

                 1.8 No Further Ownership Rights in Target Capital Stock. All shares of Acquiror Common Stock issued upon the surrender for exchange of shares of Target Capital Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

                 1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Acquiror shall cause to be issued in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Acquiror Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

                 1.10 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of Section 368 of the Code and (ii) qualify for accounting treatment as a pooling of interests.

                 1.11 Exemption from Registration. The shares of Acquiror Common Stock to be issued in connection with the Merger will be issued in a transaction exempt from registration under (i) the Securities Act of 1933, as amended (the "Securities Act"), by reason of Section 4(2) thereof, and (ii) applicable state securities laws. The Acquiror Common Stock issued in connection with the Merger will be "restricted securities" under the Securities Act and Rule 144 promulgated thereunder and may only be sold or otherwise transferred pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act.

                 1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, properties, rights, privileges, powers and franchises of Target and Merger Sub, the





                                       7.

officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.


                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF TARGET

                 In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the financial condition, properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole.

                 In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge after due and diligent inquiry of officers, directors and other employees of such party reasonably believed to have knowledge of such matters.

                 Except as disclosed in a document of even date herewith and delivered by Target to Acquiror prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Target Disclosure Schedule"), Target represents and warrants to Acquiror and Merger Sub as follows:

                 2.1 Organization, Standing and Power. Target is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Target has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Target. Target has delivered a true and correct copy of the Certificate of Incorporation and Bylaws of Target, each as amended to date, to Acquiror. Target is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

                 2.2 Capital Structure. The authorized capital stock of Target consists of 7,500,000 shares of Target Common Stock and 245 shares of Target Preferred Stock, of which there are issued and outstanding 5,016,211 shares of Target Common Stock and 245 shares of Series A Redeemable Convertible Preferred Stock (the "Series A Preferred") that





                                       8.

are convertible into 1,225,000 shares of Target Common Stock. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities other than pursuant to the exercise of options outstanding as of such date under the Target Stock Option Plan. Schedule 2.2 lists the name, address and stock holdings of each record holder of Target Capital Stock. All outstanding shares of Target Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and, except as described in the Target Disclosure Schedule, are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound. Target has reserved sufficient shares of Target Common Stock for issuance upon conversion of the Series A Preferred. Except as set forth on Schedule 5.10, Target has not issued or granted options under the Target Stock Option Plan. Except for (i) the rights created pursuant to this Agreement, (ii) Target's right to repurchase any unvested shares under the Target Stock Option Plan and (iii) options referred to in this Section 2.2, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound obligating Target to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Target or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no other contracts, commitments or agreements relating to voting, purchase or sale of Target's capital stock (i) between or among Target and any of its stockholders and (ii) to the best of Target's knowledge, between or among any of Target's stockholders. The terms of the Target Stock Option Plan permit the assumption or substitution of options to purchase Acquiror Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, the Target stockholders, or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for those options. True and complete copies of all agreements and instruments relating to or issued under the Target Stock Option Plan have been made available to Acquiror and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Acquiror. All outstanding Target Common Stock and Series A Preferred was issued in compliance with all applicable federal and state securities laws.

                 2.3 Authority. Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target. This Agreement has been duly executed and delivered by Target and constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights





                                       9.

generally, and is subject to general principles of equity. The execution and delivery of this Agreement by Target does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Target, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Target in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in
Section 1.2, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Target and would not prevent, or materially alter or delay, any of the transactions contemplated by this Agreement.

                 2.4 Financial Statements. Target has delivered to Acquiror its audited financial statements for the period from inception (July 12, 1993) to June 30, 1994 and for each of the fiscal years ended June 30, 1995 and 1996, and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis as at, and for the nine-month period ended March 31, 1997 (collectively, the "Financial Statements"). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles (except that the unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements accurately set out and describe the financial condition and operating results of Target as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Target maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

                 2.5 Absence of Certain Changes. Since March 31, 1997 (the "Target Balance Sheet Date"), Target has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Target; (ii) any acquisition, sale or transfer of any material asset of Target other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other





                                      10.

distribution with respect to the shares of Target, or any direct or indirect redemption, purchase or other acquisition by Target of any of its shares of capital stock; (v) any material contract entered into by Target, other than in the ordinary course of business and as provided to Acquiror, or any material amendment or termination of, or default under, any material contract to which Target is a party or by which it is bound; (vi) any amendment or change to the Certificate of Incorporation or Bylaws of Target; (vii) any increase in or modification of the compensation or benefits payable or to become payable by Target to any of its directors or employees or (viii) any negotiation or agreement by Target to do any of the things described in the preceding clauses
(i) through (vii) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

                 2.6 Absence of Undisclosed Liabilities. Target has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in its Balance Sheet as of March 31, 1997 (the "Target Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Target Balance Sheet under generally accepted accounting principles, (iii) those incurred in the ordinary course of business since the Target Balance Sheet Date and consistent with past practice; and (iv) those incurred in connection with the execution of this Agreement.

                 2.7 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Target, threatened against Target or any of its properties or any of its officers or directors (in their capacities as such). There is no judgment, decree or order against Target or, to the knowledge of Target, any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement.

                 2.8 Restrictions on Business Activities. Except as described in Schedule 2.20, there is no agreement, judgment, injunction, order or decree binding upon Target which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Target, any acquisition of property by Target or the conduct of business by Target as currently conducted or as proposed to be conducted by Target.

                 2.9 Governmental Authorization. Target has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Target currently operates or holds any interest in any of its properties or
(ii) that is required for the operation of Target's business or the holding of any such interest ((i) and (ii) herein collectively called "Target Authorizations"), and all of such Target Authorizations are in full force and effect, except where the failure to obtain or have any such Target Authorizations could not reasonably be expected to have a Material Adverse Effect on Target.





                                      11.

                 2.10 Title to Property. Target has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the Target Balance Sheet. The plants, property and equipment of Target that are used in the operations of its business are in good operating condition and repair. All properties used in the operations of Target are reflected in the Target Balance Sheet to the extent generally accepted accounting principles require the same to be reflected.
Schedule 2.10 identifies each parcel of real property owned or leased by Target.

                 2.11     Intellectual Property.

                          (a)     Target owns, or is licensed or otherwise
possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used or proposed to be used in the business of Target as currently conducted or as proposed to be conducted by Target.

                          (b)     Schedule 2.11 lists (i) all patents and
patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks, included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which Target is a party and pursuant to which any person is authorized to use any Intellectual Property, and (iii) all licenses, sublicenses and other agreements as to which Target is a party and pursuant to which Target is authorized to use any third party patents, trademarks, copyrights and other Intellectual Property, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any Target product.

                          (c)     To the knowledge of Target, there is no
material unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Target, any trade secret material to Target, or any Intellectual Property right of any third party to the extent licensed by or through Target, by any third party, including any employee or former employee of Target. Target has not entered into any agreement to indemnify any





                                      12.

other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders arising in the ordinary course of business.

                          (d)     Target is not, nor will it be as a result of
the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

                          (e)     All patents, registered trademarks, service
marks and copyrights held by Target are valid and subsisting. Target (i) is not a party to any suit, action or proceeding, nor to the best of Target's knowledge is any such action, suit or proceeding threatened, which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party;
(ii) has no knowledge that the manufacturing, marketing, licensing or sale of its products and services infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party; and
(iii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

                          (f)     Target has secured valid written assignments
from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that Target does not already own by operation of law.

                          (g)     Target has taken all necessary and
appropriate steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information"). All use, disclosure or appropriation of Confidential Information owned by Target by or to a third party has been pursuant to the terms of a written agreement between Target and such third party. All use, disclosure or appropriation of Confidential Information not owned by Target has been pursuant to the terms of a written agreement between Target and the owner of such Confidential Information, or is otherwise lawful.

                 2.12     Environmental Matters.

                          (a)     The following terms shall be defined as
follows:

                                  (i) "Environmental and Safety Laws" shall
mean any federal, state, local or foreign laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the health and safety of employees, workers or other persons, including the public.





                                      13.

                                  (ii) "Hazardous Materials" shall mean any
toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws.

                                  (iii) "Property" shall mean all real property
leased or owned by Target or any subsidiary either currently or in the past.

                                  (iv) "Facilities" shall mean all buildings
and improvements on the Property of Target or any subsidiary.

                          (b)     Target represents and warrants as follows:
(i) no methylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) all Hazardous Materials and wastes have been used, handled and disposed of in accordance with all Environmental and Safety Laws; and (iii) Target has received no written notice of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending, or, to the best of Target's knowledge, threatened relating to a violation of any Environmental and Safety Laws; (v) to the best of Target's knowledge, Target is not a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or analogous state statute or any similar foreign law or regulation requiring assessment or clean up, arising out of events occurring prior to the Closing Date; (vi) to the best of Target's knowledge, there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from the Facilities or Property; (vii) to the best of Target's knowledge, there have not been in the past, and are not now, any underground tanks at, on or under the Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells; (viii) there are no polychlorinated biphenyls ("PCBs") deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of 50 parts per million;
(ix) there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (x) to the best of Target's knowledge, the Facilities and Target's uses and activities therein have at all times complied with all Environmental and Safety Laws; (xi) Target has all the permits and licenses required to be issued and is in full compliance with the terms and conditions of those permits; and (xii) Target is not aware of or in possession of any written environmental assessments of its current or past Properties or Facilities that have not been furnished to Acquiror.

                 2.13 Taxes. Target, and any consolidated, combined or unitary group for Tax purposes of which Target is or has been a member have timely filed all Tax Returns required to be filed by them. Such returns were correct and complete in all material respects as filed. Target has paid all Taxes whether or not shown thereon to be due. The Financial Statements (i) fully accrue all actual and contingent liabilities for Taxes with respect to all periods through March 31, 1997 and Target has not and will not incur any Tax





                                      14.

liability in excess of the amount reflected on the Financial Statements with respect to such periods, and (ii) properly accrue in accordance with generally accepted accounting principles all liabilities for Taxes payable after March 31, 1997 with respect to all transactions and events occurring on or prior to such date. No material Tax liability since March 31, 1997 has been incurred by Target other than in the ordinary course of business and adequate provision has been made in the Financial Statements for all Taxes since that date in accordance with generally accepted accounting principles on at least a quarterly basis. Target has withheld and paid to the applicable financial institution or Tax Authority all amounts required to be withheld. No notice of deficiency or similar document of any Tax Authority has been received by Target, and there are no liabilities for Taxes with respect to the issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to Target, materially and adversely affect the liability of Target for Taxes. There is (i) no material claim for Taxes that is a lien against the property of Target other than liens for Taxes not yet due and payable, (ii) no Tax Return of Target has been audited by a Tax Authority and Target has received no notification of any audit of any Tax Return of Target being conducted, pending or threatened by a Tax authority, (iii) no extension or waiver of the statute of limitations on the assessment of any Taxes granted by Target and currently in effect, and (iv) no agreement, contract or arrangement to which Target is a party that may result in the payment of any material amount that would not be deductible by reason of
Section 162(m), 280G or 404 of the Code. Target will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481, 482 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger. Target is not a party to any tax sharing or tax allocation agreement nor does Target owe any amount under any such agreement. For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used herein, "Tax Return" shall mean any return, statement, report or form, including, without limitation, estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns required to be filed with respect to Taxes. Target is in full compliance with all terms and conditions of any Tax exemptions or other Tax-sparing agreement or order of a foreign government applicable to it and the consummation of the Merger shall not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions or other Tax-sparing agreement or order.





                                      15.

                 2.14     Employee Benefit Plans.

                          (a)     Schedule 2.14 lists, with respect to Target
and any trade or business (whether or not incorporated) which is treated as a single employer with Target (an "ERISA Affiliate") within the meaning of
Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) each loan to a non-officer employee in excess of $10,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code
Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Target and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Target of greater than $10,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of Target (together, the "Target Employee Plans").

                          (b)     Target has furnished to Acquiror a copy of
each of the Target Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Target Employee Plan which is subject to ERISA reporting requirements, filed all Forms 5500 required to be filed and provided to Acquiror copies of the Form 5500 reports filed for the last three plan years. Any Target Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination, or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Target has also furnished Acquiror with the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Target Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Code Section 401(a).

                          (c)     (i) None of the Target Employee Plans
promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no





                                      16.

"prohibited transaction," as such term is defined in Section 406 of ERISA and
Section 4975 of the Code, with respect to any Target Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect;
(iii) each Target Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect, and Target and each ERISA Affiliate have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Target Employee Plans; (iv) neither Target nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Target Employee Plans; (v) all material contributions required to be made by Target or any ERISA Affiliate to any Target Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Target Employee Plan for the current plan years; (vi) with respect to each Target Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; and
(vii) no Target Employee Plan is covered by, and neither Target nor any ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. With respect to each Target Employee Plan subject to ERISA as either an employee pension plan within the meaning of
Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of
Section 3(1) of ERISA, Target has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of Target is threatened, against or with respect to any such Target Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither Target nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

                          (d)     With respect to each Target Employee Plan,
Target has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the proposed regulations thereunder and (ii) the applicable requirements of the Family Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect.

                          (e)     The consummation of the transactions
contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Target or any ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as





                                      17.

expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of any such benefits, or increase the amount of compensation due any such employee or service provider.

                          (f)     There has been no amendment to, written
interpretation or announcement (whether or not written) by Target or ERISA Affiliate relating to, or change in participation or coverage under, any Target Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Target's financial statements.

                 2.15 Employee Matters. Target is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. There are no pending claims against Target under any workers compensation plan or policy or for long term disability. Target has no material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no proceedings pending or, to the knowledge of Target, threatened, between Target and any of its employees, which proceedings have or could reasonably be expected to have a Material Adverse Effect on Target. Target is not a party to any collective bargaining agreement or other labor union contract nor does Target know of any activities or proceedings of any labor union to organize any such employees. In addition, Target has provided each of its employees with all relocation benefits, stock options, bonuses and incentives, and all other compensation that such employees have earned up through the date of this Agreement or that such employees were otherwise promised in their employment agreements with Target.

                 2.16 Interested Party Transactions. Target is not indebted to any director, officer, employee or agent of Target (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Target.

                 2.17 Insurance. Target has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Target. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target is otherwise in compliance with the terms of such policies and bonds. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

                 2.18 Compliance With Laws. Target has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Target.





                                      18.

                 2.19 Minute Books. The minute books of Target made available to Acquiror contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Target through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

                 2.20 Complete Copies of Materials. Target has delivered or made available true and complete copies of each document which has been requested by Acquiror or its counsel in connection with their legal and accounting review of Target. All the material contracts and agreements to which Target is a party or any of its properties is affected (each in an amount equal to or exceeding $10,000) are listed in Schedule 2.20 hereto.

                 2.21 Pooling of Interests. Neither Target nor, to the knowledge of Target, any of its directors, officers or stockholders has taken any action which would interfere with Acquiror's ability to account for the Merger as a pooling of interests.

                 2.22 Brokers' and Finders' Fees. Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby, except for fees arising from Target's engagement of Broadview Associates LLC.

                 2.23 Affiliate and Stockholder Agreements. All of the persons and/or entities deemed "Affiliates" of Target within the meaning of Rule 144 promulgated under the Securities Act have agreed in writing pursuant to stockholder agreements attached hereto as Exhibit B ("Affiliate and Stockholder Agreements") not to sell shares of Acquiror Common Stock, or take other actions as set forth therein during the thirty (30) day period prior to the Effective Time and until such time as Acquiror has publicly announced financial results covering at least thirty (30) days of post-closing combined operations of Acquiror and Target.

                 2.24 Vote Required. The affirmative consent or vote of the holders of (i) a majority of the outstanding shares of Target Common Stock and
(ii) two-thirds of the outstanding shares of Target Preferred Stock is the only consent or vote of the holders of Target Capital Stock necessary to approve this Agreement and the transactions contemplated hereby.

                 2.25 Board Approval. The Board of Directors of Target has unanimously (i) approved this Agreement and the Merger, (ii) determined that in its opinion the Merger is in the best interests of the stockholders of Target and is on terms that are fair to such stockholders and (iii) recommended that the stockholders of Target approve this Agreement and the Merger.





                                      19.

                 2.26 Section 203 of the DGCL Not Applicable. The restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in said Section 203) do not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

                 2.27 Accounts Receivable. Subject to any reserves set forth in the Financial Statements, the accounts receivable shown on the Financial Statements represent and will represent bona fide claims against debtors for licenses, sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed in the Financial Statements is sufficient to provide for any losses which may be sustained on realization of the receivables.

                 2.28 Customers and Suppliers. As of the date hereof, no customer which individually accounted for more than 1% of Target's gross revenues during the 12 month period preceding the date hereof, and no supplier of Target, has canceled or otherwise terminated, or made any written threat to Target to cancel or otherwise terminate its relationship with Target, or has at any time on or after March 31, 1997 decreased materially its services or supplies to Target in the case of any such supplier, or its usage of the services or products of Target in the case of such customer, and to Target's knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with Target or to decrease materially its services or supplies to Target or its usage of the services or products of Target, as the case may be. Target has not knowingly breached, so as to provide a benefit to Target that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Target.

                 2.29 Preliminary Pooling Letter. Target has caused Price Waterhouse LLP, Target's independent auditors, to deliver to Acquiror on or prior to the date hereof a draft letter setting forth the preliminary conclusion of Price Waterhouse LLP that, assuming Acquiror is a corporation eligible to be a party to a transaction seeking pooling of interests accounting treatment and that the participation of Acquiror in the Merger will not, in and of itself, disqualify the Merger from qualifying for pooling of interests accounting treatment, the Merger will qualify for pooling of interests accounting treatment if consummated in accordance with this Agreement.

                 2.30 Representations Complete. None of the representations or warranties made by Target herein or in any Schedule or Exhibit hereto, including the Target Disclosure Schedule, or certificate furnished by Target pursuant to this Agreement or any written statement furnished to Acquiror pursuant hereto or in connection with the transactions contemplated hereby, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading; provided, however, that (a) for purposes of this representation, any document attached hereto and any document specifically referenced in the Target Disclosure





                                      20.

Schedule as a "Superseding Document" (even if not attached hereto) that provides information inconsistent with or in addition to any other written statement furnished to Acquiror in connection with the transaction contemplated hereby, shall be deemed to supersede any other document or written statement furnished to Acquiror with respect to such inconsistent or additional information, and (b) it is understood that the financial projections delivered by Target represent only Target's best estimate under the circumstances of what it reasonably believes (although it is not aware of any fact or information that would lead it to believe that such projections are misleading in any material respect) and are based upon assumptions set forth in such projections that Target believes were reasonable as of the time such projections were made.


                                  ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

                 Except as disclosed in a document of even date herewith and delivered by Acquiror to Target prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Acquiror Disclosure Schedule"), Acquiror and Merger Sub represent and warrant to Target as follows:

                 3.1 Organization, Standing and Power. Each of Acquiror and its subsidiaries, including Merger Sub, is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Acquiror and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Acquiror. Acquiror has delivered a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Acquiror and Merger Sub, each as amended to date, to Target. Neither Acquiror nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws. Acquiror is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable.

                 3.2 Capital Structure. The authorized capital stock of Acquiror consists of 50,000,000 shares of common stock, par value $0.00025 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, of which there were issued and outstanding as of the close of business on ___ __, 1997, ______________ shares of Acquiror Common Stock and no shares of preferred stock. There are no other outstanding shares of capital stock or voting securities of Acquiror other than shares of Acquiror Common Stock issued after ___ __, 1997 upon the exercise of options issued under the Acquiror 1995 Stock Option/Stock Issuance Plan (the "Acquiror Stock Option Plan") and stock purchases under Acquiror's Employee Stock Purchase Plan and International Employee Stock Purchase Plan. The





                                      21.

authorized capital stock of Merger Sub consists of 1,000 shares of common stock all of which are issued and outstanding and are held by Acquiror. All outstanding shares of Acquiror and Merger Sub have been duly authorized, validly issued, fully paid and are nonassessable. The shares of Acquiror Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable.

                 3.3 Authority. Acquiror and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligations of Acquiror and Merger Sub enforceable against Acquiror and Merger Sub in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Acquiror or Merger Sub, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or any of its subsidiaries or their properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror or Merger Sub in connection with the execution and delivery of this Agreement by Acquiror and Merger Sub or the consummation by Acquiror and Merger Sub of the Merger, except for (i) the filing of the Certificate of Merger as provided in Section 1.2, (ii) the filing of a Form 8-K and a Form 10-C with the Securities and Exchange Commission ("SEC") and National Association of Securities Dealers, Inc. ("NASD") within 15 days after the Closing Date, (iii) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, (iv) the filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Common Stock in the Merger and upon exercise of the options under the Target Stock Option Plan assumed by Acquiror, and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Acquiror and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

                 3.4 SEC Documents; Financial Statements. Acquiror has made available to Target a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filing filed with the SEC by Acquiror since February 28, 1996,





                                      22.

and, prior to the Effective Time, Acquiror will have made available to Target true and complete copies of any additional documents filed with the SEC by Acquiror prior to the Effective Time (collectively, the "Acquiror SEC Documents"). In addition, Acquiror has made available to Target all exhibits to the Acquiror SEC Documents filed prior to the date hereof, and will make available to Target all exhibits to any additional Acquiror SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Acquiror SEC Documents have been so filed. As of their respective filing dates, the Acquiror SEC Documents complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act, and none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Acquiror SEC Document. The financial statements of Acquiror, including the notes thereto, included in the Acquiror SEC Documents (the "Acquiror Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and were prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q under the Exchange Act). The Acquiror Financial Statements fairly present in all material respects the consolidated financial condition and operating results of Acquiror and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring adjustments). There has been no change in Acquiror accounting policies except as described in the notes to the Acquiror Financial Statements.

                 3.5 Pooling of Interests. Neither Acquiror nor any of its subsidiaries nor, to the knowledge of Acquiror, any of their respective directors, officers or stockholders has taken any action which would interfere with Acquiror's ability to account for the Merger as a pooling of interests.

                 3.6 Preliminary Pooling Letter. Acquiror has on or prior to the date hereof received a draft letter from Ernst & Young LLP, Acquiror's independent auditors, setting forth its preliminary conclusion, based in part upon the conclusions set forth in the letter referred to in Section 2.29, that the Merger will qualify for pooling of interests accounting treatment if consummated in accordance with this Agreement.





                                      23.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

                 4.1 Conduct of Business of Target and Acquiror. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each of Target and Acquiror agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other), to carry on its and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay and to cause its subsidiaries to pay debts and Taxes when due subject (i) to good faith disputes over such debts or Taxes and (ii) in the case of Taxes of Target, to Acquiror's consent to the filing of material Tax Returns if applicable, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries' present business organizations, keep available the services of its and its subsidiaries' present officers and key employees and preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the foregoing, except as expressly contemplated by this Agreement or the Target Disclosure Schedule or the Acquiror Disclosure Schedule, neither Target nor Acquiror, respectively, shall do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of the other:

                          (a)     Charter Documents. Cause or permit any
amendments to its Certificate of Incorporation or Bylaws;

                          (b)     Dividends; Changes in Capital Stock. Declare
or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock (except that a wholly owned subsidiary may declare and pay a dividend to its parent), or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

                          (c)     Stock Option Plans, Etc. Accelerate, amend or
change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;





                                      24.

                          (d)     Pooling. Take any action, which would
interfere with Acquiror's ability to account for the Merger as a pooling of interests; or

                          (e)     Other. Take, or agree in writing or otherwise
to take, any of the actions described in Sections 4.1(a) through (d) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

                 4.2 Conduct of Business of Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or the Target Disclosure Schedule, Target shall not do, cause or permit any of the following, without the prior written consent of Acquiror:

                          (a)     Material Contracts. Enter into any material
contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts, other than in the ordinary course of business consistent with past practice;

                          (b)     Issuance of Securities. Issue, deliver or
sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Target Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement;

                          (c)     Intellectual Property. Transfer to any person
or entity any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;

                          (d)     Exclusive Rights. Enter into or amend any
agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

                          (e)     Dispositions. Sell, lease, license or
otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, except in the ordinary course of business consistent with past practice;

                          (f)     Indebtedness. Incur any indebtedness for
borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

                          (g)     Leases. Enter into any operating lease in
excess of $10,000;





                                      25.

                          (h)     Payment of Obligations. Pay, discharge or
satisfy in an amount in excess of $10,000 in any one case or $25,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements;

                          (i)     Capital Expenditures. Make any capital
expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

                          (j)     Insurance. Reduce the amount of any insurance
coverage provided by existing insurance policies;

                          (k)     Termination or Waiver. Terminate or waive any
right of substantial value, other than in the ordinary course of business;

                          (l)     Employee Benefit Plans; New Hires; Pay
Increases. Adopt or amend any employee benefit or stock purchase or option plan, or hire any new director level or officer level employee, pay any bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees;

                          (m)     Severance Arrangements. Grant any severance
or termination pay (i) to any director or officer or (ii) to any other employee except (A) payments made pursuant to written agreements outstanding on the date hereof or (B) grants which are made in the ordinary course of business in accordance with its standard past practice;

                          (n)     Lawsuits. Commence a lawsuit other than (i)
for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Acquiror prior to the filing of such a suit, or (iii) for a breach of this Agreement;

                          (o)     Acquisitions. Acquire or agree to acquire by
merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, other than in the ordinary course of its business, consistent with past practice;

                          (p)     Taxes. Other than in the ordinary course of
business, make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return or any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;





                                      26.

                          (q)     Revaluation. Revalue any of its assets,
including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

                          (r)     Other. Take or agree in writing or otherwise
to take, any of the actions described in Sections 4.2(a) through (q) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

                 4.3 No Solicitation. Target and the officers, directors, employees or other agents of Target will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Takeover Proposal (defined below) or (ii) engage in negotiations with, or disclose any nonpublic information relating to Target to, or afford access to the properties, books or records of Target to, any person that has advised Target that it may be considering making, or that has made, a Takeover Proposal. Target will promptly notify Acquiror after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for nonpublic information relating to Target or for access to the properties, books or records of Target by any person that has advised Target that it may be considering making, or that has made, a Takeover Proposal and will keep Acquiror fully informed of the status and details of any such Takeover Proposal notice or request. For purposes of this Agreement, "Takeover Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Target or the acquisition of any significant equity interest in, or a significant portion of the assets of, Target, other than the transactions contemplated by this Agreement.


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

                 5.1      Access to Information.

                          (a)     Target shall afford Acquiror and its
accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Target's properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Target as Acquiror may reasonably request. Target agrees to provide to Acquiror and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. Acquiror shall afford Target and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Acquiror's properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Acquiror as Target may reasonably request.





                                      27.

                          (b)     Subject to compliance with applicable law,
from the date hereof until the Effective Time, each of Acquiror and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

                          (c)     No information or knowledge obtained in any
investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

                 5.2 Confidentiality. The parties acknowledge that Acquiror and Target have previously executed a Confidentiality and No-Hire Agreement dated February 21, 1997 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

                 5.3 Public Disclosure. Unless otherwise permitted by this Agreement, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD.

                 5.4      Consents.        Each of Acquiror and Target shall
promptly apply for or otherwise seek, and use reasonable commercial efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, and shall use reasonable commercial efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise.
                 5.5 Pooling Accounting. Acquiror and Target shall each use reasonable commercial efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of Acquiror and Target shall use its best efforts to cause its "Affiliates" (as defined in Section 5.6) not to take any action that would adversely affect the ability of Acquiror to account for the business combination to be effected by the Merger as a pooling of interests.

                 5.6      Affiliate and Stockholder Agreements.

                          (a)     Schedule 5.6(a) sets forth those persons who
are, in Target's reasonable judgment, "Affiliates" of Target within the meaning of Rule 144 promulgated under the Securities Act ("Rule 144"). Target shall provide Acquiror such information and documents as Acquiror shall reasonably request for purposes of reviewing such list. Target





                                      28.

shall use its best efforts to deliver or cause to be delivered to Acquiror, concurrently with the execution of this Agreement (and in each case prior to the Effective Time) from each of the Affiliates of Target, an executed Affiliate and Stockholder Agreement in the form attached hereto as Exhibit B.

                          (b)     Schedule 5.6(b) sets forth those persons who
are, in Acquiror's reasonable judgment, "Affiliates" of Acquiror within the meaning of Rule 144. Acquiror shall provide Target such information and documents as Target shall reasonably request for purposes of reviewing such list. Acquiror shall use its best efforts to deliver or cause to be delivered to Target, concurrently with the execution of this Agreement (and in each case prior to the Effective Time) from each of the Affiliates of Acquiror, an executed Affiliate Agreement in the form attached hereto as Exhibit C ("Acquiror Affiliate Agreement").

                 5.7 FIRPTA. Target shall, prior to the Closing Date, provide Acquiror with a properly executed Foreign Investment and Real Property Tax Act of 1980 ("FIRPTA") Notification Letter, substantially in the form of Exhibit D attached hereto, which states that shares of capital stock of Target do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Acquiror's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Target shall have provided to Acquiror, as agent for Target, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and substantially in the form of Exhibit D attached hereto along with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of Target upon the Closing of the Merger.

                 5.8 Legal Requirements. Each of Acquiror, Merger Sub and Target will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

                 5.9 Blue Sky Laws. Acquiror shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Acquiror Common Stock in connection with the Merger. Target shall use its best efforts to assist Acquiror as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Acquiror Common Stock in connection with the Merger.





                                      29.

                 5.10 Employee Benefit Plans. At the Effective Time, the Target Stock Option Plan and each outstanding option to purchase shares of Target Common Stock under the Target Stock Option Plan, whether vested or unvested, will be assumed by Acquiror. Schedule 5.10 hereto sets forth a true and complete list as of the date hereof of all holders of outstanding options under the Target Stock Option Plan including the number of shares of Target capital stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. Each such option so assumed by Acquiror under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Target Stock Option Plan immediately prior to the Effective Time, except that (i) such option will be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of the number of shares of Target Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Acquiror Common Stock, and (ii) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Target Common Stock at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Consistent with the terms of the Target Stock Option Plan and the documents governing the outstanding options under such Plan, the Merger will not terminate any of the outstanding options under the Target Stock Option Plan or, except as noted on Schedule 5.10, accelerate the exercisability or vesting of such options or the shares of Acquiror Common Stock which will be subject to those options upon the Acquiror's assumption of the options in the Merger. It is the intention of the parties that the options so assumed by Acquiror qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time.

                 5.11 Escrow Agreement. On or before the Effective Time, the Escrow Agent (as defined in Section 8.1 hereof) and the Stockholders' Agent (as defined in Section 8.8 hereof) will execute the Escrow Agreement contemplated by Article VIII in the form attached hereto as Exhibit E ("Escrow Agreement").

                 5.12 Form S-8. Acquiror agrees to file, as soon as practicable after the Closing, a registration statement on Form S-8 covering the shares of Acquiror Common Stock issuable pursuant to outstanding options under the Target Stock Option Plan assumed by Acquiror. Target shall cooperate with and assist Acquiror in the preparation of such registration statement.

                 5.13 Stockholder's Representation Agreements. Target will cause each Target stockholder to execute and deliver to Acquiror an Affiliate and Stockholder Agreement attached as Exhibit B or a Stockholder's Representation Agreement substantially in the form attached hereto as Exhibit F (the "Stockholder's Representation Agreement") which imposes certain restrictions regarding the resale of Acquiror Common Stock received in the Merger.





                                      30.

                 5.14 Listing of Additional Shares. As soon as practicable after the Effective Time, Acquiror shall file with the Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Common Stock in the Merger and upon exercise of the options under the Target Stock Option Plan assumed by Acquiror.

                 5.15 Employees. Set forth on Schedule 5.15 is a list of each current Target employee and his or her current compensation. Each such employee has previously executed an employment and/or intellectual property protection agreement with Target in such form as has previously been provided to Acquiror. Acquiror shall cause Target to continue to employ each such employee for a period of not less than ninety (90) days after the Closing.

                 5.16     Pooling Letters.

                          (a)     Target shall use all reasonable efforts to
cause to be delivered to Acquiror a letter of Price Waterhouse LLP, Target's independent auditors, dated the Closing Date to the effect that, assuming Acquiror is a corporation eligible to be a party to a transaction seeking pooling of interests accounting treatment and that the participation of Acquiror in the Merger will not, in and of itself, disqualify the Merger from qualifying for pooling of interests accounting treatment, the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement. Such letter shall be in a form reasonably satisfactory to Acquiror and customary in scope and substance for letters delivered by independent public accountants in connection with transactions of this type.

                          (b)     Acquiror shall use all reasonable efforts to
cause to be delivered to Target a letter of Ernst & Young LLP, Acquiror's independent auditors, dated the Closing Date to the effect that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement. Such letter shall be in a form reasonably satisfactory to Target and customary in scope and substance for letters delivered by independent public accountants in connection with transactions of this type.

                 5.17 Reorganization. Acquiror and Target shall each use its best efforts to cause the business combination to be effected by the Merger to be qualified as a "reorganization" described in Section 368(a) of the Code.

                 5.18 Expenses. If the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby shall be paid by Acquiror.

                 5.19 Reasonable Commercial Efforts and Further Assurances. Each of the parties to this Agreement shall use reasonable commercial efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to





                                      31.

closing under this Agreement. Each party hereto, at the reasonable request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.


                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

                 6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

                          (a)     Target Stockholder Approval. This Agreement
and the Merger shall have been approved and adopted by the holders of at least ninety-five percent (95%) of the outstanding shares of Target Common Stock and Target Preferred Stock (on an as-converted basis).

                          (b)     No Injunctions or Restraints; Illegality. No
temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be and remain in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending, which in the good faith judgment of Target's or Acquiror's Board of Directors (acting upon the written opinion of their respective outside legal counsel) has a reasonable probability of resulting in such order, injunction or relief and such relief would have a Material Adverse Effect on such party. Nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

                          (c)     Governmental Approval. Acquiror, Target and
Merger Sub and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act and under state Blue Sky laws other than filings and approvals relating to the Merger or affecting Acquiror's ownership of Target or any of its properties if failure to obtain such approval, waiver or consent would not have a Material Adverse Effect to either party.





                                      32.

                 6.2 Additional Conditions to Obligations of Target. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

                          (a)     Representations, Warranties and Covenants.
(i) The representations and warranties of Acquiror and Merger Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

                          (b)     Certificate of Acquiror. Target shall have
been provided with a certificate executed on behalf of Acquiror by its Chief Financial Officer to the effect that, as of the Effective Time:

                               (i) all representations and warranties made by Acquiror and Merger Sub under this Agreement are true and complete in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects); and

                              (ii)         all covenants, obligations and
         conditions of this Agreement to be performed by Acquiror and Merger Sub on or before such date have been so performed in all material respects.

                          (c)     Legal Opinion. Target shall have received a
legal opinion from Acquiror's legal counsel substantially in the form of Exhibit G hereto.

                          (d)     No Material Adverse Changes. There shall not
have occurred any material adverse change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of Acquiror and its subsidiaries, taken as a whole.

                          (e)     Letter from Accountants. Target shall have
received the letters referred to in Section 5.16 from each of Price Waterhouse LLP and Ernst & Young LLP, independent auditors.

                          (f)     Affiliate Agreements. Target shall have
received from each of the Affiliates of Acquiror an executed Affiliate Agreement in substantially the form attached hereto as Exhibit C.





                                      33.

                          (g)     Registration Rights Agreement. The Target
stockholders and Acquiror shall have entered into the Registration Rights Agreement substantially in the form attached hereto as Exhibit H.

                 6.3 Additional Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

                          (a)     Representations, Warranties and Covenants.
(i) The representations and warranties of Target in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

                          (b)     Certificate of Target. Acquiror shall have
been provided with a certificate executed on behalf of Target by its President and Director of Finance and Administration to the effect that, as of the Effective Time:

                               (i) all representations and warranties made by Target under this Agreement are true and complete in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects); and

                              (ii)         all covenants, obligations and
         conditions of this Agreement to be performed by Target on or before such date have been so performed in all material respects.

                          (c)     Third Party Consents. Acquiror shall have
been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under the contracts of Target or any of its subsidiaries set forth on Schedule 6.3(c) hereto.

                          (d)     Injunctions or Restraints on Conduct of
Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquiror's conduct or operation of the business of Target, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or





                                      34.

commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

                          (e)     Legal Opinion. Acquiror shall have received a
legal opinion from Target's legal counsel, in substantially the form of Exhibit
I.

                          (f)     No Material Adverse Changes. There shall not
have occurred any material adverse change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of Target.

                          (g)     Letter of Accountants. Acquiror shall have
received the letters referred to in Section 5.16 from each of Price Waterhouse LLP and Ernst & Young LLP, independent auditors.

                          (h)     Affiliate and Stockholder Agreements.
Acquiror shall have received from each of the Affiliates of Target an executed Affiliate and Stockholder Agreement in substantially the form attached hereto as Exhibit B.

                          (i)     FIRPTA Certificate. Target shall, prior to
the Closing Date, provide Acquiror with a properly executed FIRPTA Notification Letter, substantially in the form of Exhibit D attached hereto, which states that shares of capital stock of Target do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Acquiror's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Target shall have provided to Acquiror, as agent for Target, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897- 2(h)(2) and substantially in the form of Exhibit D attached hereto along with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of Target upon the Closing of the Merger.

                          (j)     Stockholder's Representation Agreements.
Acquiror shall have received from all holders of Target Capital Stock who are not Affiliates of Target, a duly executed and delivered Stockholder's Representation Agreement in substantially the form attached hereto as Exhibit F.

                          (k)     Resignation of Directors. The directors of
Target in office immediately prior to the Effective Time shall have resigned as directors of the Surviving Corporation effective as of the Effective Time.

                          (l)     Expense Statement. Acquiror shall have
received from Target a statement of all out-of-pocket expenses incurred by Target.

                          (m)     Waiver of Certain Rights. Acquiror shall have
received waivers of any and all rights granted by (i) that certain Registration Rights Agreement, dated July





                                      35.

7, 1995, by and among Target and each of the Purchasers named in Schedule I to the Series A Convertible Preferred Stock Purchase Agreement of even date therewith, from the holders of at least two-thirds of the outstanding shares of Restricted Stock thereunder; (ii) that certain Series A Convertible Preferred Stock Purchase Agreement, dated July 7, 1995, between Target and the several purchasers named in Schedule I thereto; (iii) that certain Stockholder Rights Agreement, dated August 11, 1993, by and among Target, BBN (as defined therein) and the Founders (as defined therein); and (iv) that certain Amended and Restated Agreement among Stockholders, dated as of July 7, 1995, by and among Target and the Founders, as defined therein.

                          (n)     Escrow Agreement. Acquiror, Target, Escrow
Agent and the Stockholders' Agent shall have entered into an Escrow Agreement substantially in the form attached hereto as Exhibit E.

                          (o)     Fairness Opinion. Goldman, Sachs & Co. shall
have delivered to Acquiror their written opinion, which shall not have been withdrawn, that the Merger Consideration is fair to Acquiror's stockholders from a financial point of view.

                          (p)     Indemnification Agreements. Each Target
stockholder shall have entered into an Indemnification Agreement substantially in the form attached hereto as Exhibit J.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

                 7.1 Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Target, this Agreement may be terminated:

                          (a)     by mutual consent of Acquiror and Target;

                          (b)     by Acquiror (provided Acquiror is not
otherwise in breach), if (i) Target shall materially breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured within ten business days of receipt by Target of written notice of such breach, or (ii) the Board of Directors of Target shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Acquiror or shall have resolved to do any of the foregoing;

                          (c)     by Target (provided Target is not otherwise
in breach), if Acquiror shall materially breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured within ten days following receipt by Acquiror of written notice of such breach; or





                                      36.

                          (d)     by either Acquiror or Target if (i) any
permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or (ii) if any required approval of the stockholders of Target shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof.

                 7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Merger Sub or Target or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section
5.2 (Confidentiality), Section 7.3 (Expenses and Termination Fees) and this
Section 7.2 shall remain in full force and effect and survive any termination of this Agreement.

                 7.3 Expenses. After the Certificate of Merger is filed with the Secretary of State of the State of Delaware, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by Acquiror.

                 7.4 Amendment. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Target or Merger Sub shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Target Capital Stock, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would adversely affect the holders of Target Common Stock or Merger Sub Common Stock.

                 7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.





                                      37.

                                  ARTICLE VIII

                           ESCROW AND INDEMNIFICATION

                 8.1 Escrow Fund. At the Effective Time, 126,601 shares (the "Escrow Shares") of Acquiror Common Stock shall be registered in the name of, and be deposited with, Texas Commerce Bank, National Association (or other institution selected by Acquiror) as escrow agent (the "Escrow Agent"), such deposit to constitute the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit E. The Escrow Fund shall be available to compensate Acquiror pursuant to the indemnification obligations of the stockholders of Target. The Escrow Fund shall be the sole and exclusive remedy for any claims, demands, actions or other causes of action brought against Target or its stockholders, officers or directors, except for any claims, demands, actions or other causes of action based on breaches or misrepresentations of Section 2.13 hereof or based on fraud or intentional misrepresentation, for which Acquiror shall have all other remedies under law or in equity.

                 8.2      Indemnification.

                          (a)     Subject to the limitations set forth in this
Article VIII, the stockholders of Target will indemnify and hold harmless Acquiror and the Surviving Corporation and its respective officers, directors, agents and employees, and each person, if any, who controls or may control Acquiror or the Surviving Corporation within the meaning of the Securities Act (hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, reasonable legal fees, net of any recoveries under existing insurance policies, tax benefits received by Acquiror or its affiliates as a result of such damages, indemnities from third parties or in the case of third party claims, by any amount actually recovered by Acquiror or its affiliates pursuant to counterclaims made by any of them directly relating to the facts giving rise to such third party claims (collectively, "Damages") arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Target in this Agreement, the Target Disclosure Schedules or any exhibit or schedule to this Agreement.

                          (b)     Acquiror and Target each acknowledge that
such Damages, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the total number of shares Acquiror would have agreed to issue in connection with the Merger. Nothing in this Agreement shall limit the liability
(i) of Target for any breach of any representation, warranty or covenant if the Merger does not close, or (ii) of any Target stockholder in connection with any breach by such stockholder of the Affiliate and Stockholder Agreement or Stockholder's Representation Agreement.





                                      38.

                          (c)     The Escrow Fund shall be security for this
indemnity obligation subject to the limitations in this Agreement. Resort to the Escrow Fund shall be the exclusive remedy of Acquiror for any such breaches and misrepresentations following the Effective Time of the Merger, except for any breaches or misrepresentations of Section 2.13 hereof or based on fraud or intentional misrepresentation, for which Acquiror shall have all other remedies available under law or in equity.

                 8.3 Damage Thresholds. Notwithstanding Section 8.2, Acquiror may not receive any shares from the Escrow Fund unless and until an Officer's Certificate or Certificates (as defined in Section 8.5 below) satisfying the requirements of Section 8.5(a)(i) and (ii) and identifying Damages the aggregate amount of which exceeds $100,000 has been delivered to the Escrow Agent as provided in Section 8.5 below and such amount is determined pursuant to this Article VIII to be payable, in which case Acquiror shall receive shares equal in value to the full amount of Damages in excess of $100,000; provided, however, that the $100,000 threshold will not be applicable to claims based upon fraud or intentional misrepresentations or any breach of
Section 2.13 hereof. Notwithstanding any provision herein to the contrary, the obligations of the stockholders of Target hereunder shall not exceed $55,064,904.52 and the obligations of any stockholder of Target hereunder shall not exceed the product of the Closing Price multiplied by the total number of Acquiror shares to be issued (including shares underlying assumed options granted to such stockholder and Escrow shares held for the benefit of such stockholder) to such stockholder.

                 8.4 Escrow Period. The Escrow Period shall terminate upon the earlier to occur of (a) the first anniversary of the Effective Time and (b) the issuance by Acquiror of audited financial statements which include combined results of Acquiror and Target.

                 8.5      Claims upon Escrow Fund.

                          (a)     Upon receipt by the Escrow Agent on or before
the last day of the Escrow Period of a certificate signed by any officer of Acquiror (an "Officer's Certificate"):

                                  (i) stating (A) that Damages exist in an
                          aggregate amount greater than $100,000 and/or (B) that Damages exist for claims based upon fraud or intentional misrepresentation or breach of Section
                          2.13 hereof (for which no minimum dollar amount threshold shall apply), and

                                  (ii) specifying in reasonable detail the
                          individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty or claim to which such item is related,





                                      39.

the Escrow Agent shall, subject to the provisions of this Article VIII, deliver to Acquiror out of the Escrow Fund, as promptly as practicable, Acquiror Common Stock or other assets held in the Escrow Fund having a value equal to such Damages.

                          (b)     For the purpose of compensating Acquiror for
its Damages pursuant to this Agreement, the Acquiror Common Stock in the Escrow Fund shall be valued at the Closing Price.

                 8.6 Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Stockholders' Agent (defined in Section
8.8 below) and for a period of twenty-five (25) days after such delivery, the Escrow Agent shall make no delivery of Acquiror Common Stock or other property pursuant to Section 8.5 hereof unless the Escrow Agent shall have received written authorization from the Stockholders' Agent to make such delivery. After the expiration of such twenty-five (25) day period, the Escrow Agent shall make delivery of the Acquiror Common Stock or other property in the Escrow Fund in accordance with Section 8.5 hereof, provided that no such payment or delivery may be made if the Stockholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such twenty-five (25) day period.

                 8.7      Resolution of Conflicts; Arbitration.

                          (a)     In case the Stockholders' Agent shall so
object in writing to any claim or claims by Acquiror made in any Officer's Certificate, Acquiror shall have twenty-five (25) days to respond in a written statement to the objection of the Stockholders' Agent. If after such twenty-five (25) day period there remains a dispute as to any claims, the Stockholders' Agent and Acquiror shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders' Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Acquiror Common Stock or other property from the Escrow Fund in accordance with the terms thereof.

                          (b)     If no such agreement can be reached after
good faith negotiation, either Acquiror or the Stockholders' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Acquiror and the Stockholders' Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's





                                      40.

Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 8.6 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

                          (c)     Judgment upon any award rendered by the
arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Dallas County, Texas under the commercial rules then in effect of the American Arbitration Association. For purposes of this
Section 8.7(c), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Acquiror shall be deemed to be the Non- Prevailing Party unless the arbitrators award Acquiror more than one-half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, the Target stockholders for whom shares of Acquiror Common Stock otherwise issuable to them have been deposited in the Escrow Fund shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys' fees and costs, reasonably incurred by the other party to the arbitration.

                 8.8      Stockholders' Agent.

                          (a)     Jeffrey C. Herrmann shall be constituted and
appointed as agent ("Stockholders' Agent") for and on behalf of the Target stockholders to give and receive notices and communications, to authorize delivery to Acquiror of the Acquiror Common Stock or other property from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than 10 days' prior written notice to Acquiror. No bond shall be required of the Stockholders' Agent, and the Stockholders' Agent shall receive no compensation for his services. Notices or communications to or from the Stockholders' Agent shall constitute notice to or from each of the Target stockholders.

                          (b)     The Stockholders' Agent shall not be liable
for any act done or omitted hereunder as Stockholders' Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Target stockholders shall severally indemnify the Stockholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.





                                      41.

                          (c)     The Stockholders' Agent shall have reasonable
access to information about Target and the reasonable assistance of Target's officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Stockholders' Agent shall treat confidentially and not disclose any nonpublic information from or about Target to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

                 8.9 Actions of the Stockholders' Agent. A decision, act, consent or instruction of the Stockholders' Agent shall constitute a decision of all Target stockholders for whom shares of Acquiror Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Target stockholder, and the Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of the Stockholders' Agent as being the decision, act, consent or instruction of each and every such Target stockholder. The Escrow Agent and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders' Agent.

                 8.10 Third-Party Claims. In the event Acquiror becomes aware of a third-party claim which Acquiror believes may result in a demand against the Escrow Fund, Acquiror shall notify the Stockholders' Agent of such claim, and the Stockholders' Agent and the Target stockholders for whom shares of Acquiror Common Stock otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim. Acquiror shall have the right in its sole discretion to settle any such claim; provided, however, that Acquiror may not affect the settlement of any such claim without the consent of the Stockholders' Agent, which consent shall not be unreasonably withheld. In the event that the Stockholders' Agent has consented to any such settlement, the Stockholders' Agent shall have no power or authority to object under Section 8.6 or any other provision of this Article VIII to the amount of any claim by Acquiror against the Escrow Fund for indemnity with respect to such settlement.


                                   ARTICLE IX

                               GENERAL PROVISIONS

                 9.1 Survival at Effective Time. All the representations, warranties and agreements set forth in this Agreement shall survive the Effective Time until the expiration of the Escrow Period; provided, however, that the representations and warranties of Target in Section 2.13 hereof shall survive the Effective Time for a period equal to the statute of limitations for such matters; and provided, further, that there shall be no limitation period for matters involving fraud or intentional misrepresentation.

                 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally or by commercial delivery service, or mailed by





                                      42.

registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

                  (a)     if to Acquiror or Merger Sub, to:

                          i2 Technologies, Inc.
                          909 E. Las Colinas Blvd.
                          16th Floor
                          Irving, Texas 75039
                          Attention: General Counsel
                          Fax: (214) 860-6060
                          Tel: (214) 860-6000

                          with a copy (which shall not constitute notice) to:

                          Brobeck, Phleger & Harrison LLP
                          301 Congress Avenue
                          Suite 1200
                          Austin, Texas 78701
                          Attention: Ronald G. Skloss
                          Fax: (512) 477-5813
                          Tel: (512) 477-5495

                  (b)     if to Target, to:

                          Optimax Systems Corporation

                          Through May 31, 1997:    201 Broadway, 6th Floor
                                                   Cambridge, MA 02139

                          Commencing June 1, 1997: 565 Technology Square,
                                                   9th Floor
                                                   Cambridge, MA 02139

                          Attention: Jeffrey C. Herrmann
                          Fax: (617) 374-9871
                          Tel: (617) 374-9880

                          Stockholder Agent:       Jeffrey C. Herrmann
                                                   59 Kirkstall Road
                                                   Newtonville, MA 02160





                                      43.

                          with a copy (which shall not constitute notice) to:

                          Hutchins, Wheeler & Dittmar
                          101 Federal Street
                          Boston, MA 02110
                          Attention: Frederick H. Grein, Jr., Esq.
                          Fax: (617) 951-1295
                          Tel: (617) 951-6777

Notice given by personal delivery, commercial delivery service or mail shall be effective upon actual receipt. Notice given by facsimile shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours.

                 9.3 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to May 15, 1997. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                 9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                 9.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Target Disclosure Schedule and the Acquiror Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Sections 1.6(a)-(c) and (g), 1.7-1.9, and 5.10; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.





                                      44.

                 9.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

                 9.7 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

                 9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (other than the conflicts of law principles thereof). Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of Texas, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Texas for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

                 9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.





                                      45.

                 IN WITNESS WHEREOF, Target, Acquiror and Merger Sub have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                  OPTIMAX SYSTEMS CORPORATION



                                  By: /s/Jeffrey C. Herrmann
                                     --------------------------------------
                                     Jeffrey C. Herrmann
                                     President and Chief Executive Officer


                                  i2 TECHNOLOGIES, INC.



                                  By: /s/Sanjiv S. Sidhu
                                     --------------------------------------
                                     Sanjiv S. Sidhu
                                     Chairman of the Board and
                                       Chief Executive Officer


                                  OSC ACQUISITION CORPORATION



                                  By: /s/Sanjiv S. Sidhu
                                     --------------------------------------
                                     Sanjiv S. Sidhu
                                     Chairman of the Board and
                                       Chief Executive Officer





                                      46.